Exhibit 3.1

ARTICLES OF INCORPORATION

JEPLAN Holdings, INC

JEPLAN Holdings, INC. ARTICLES OF INCORPORATION

ARTICLE I

General Provisions

Section 1. (Trade Name)

This Company is called 株式会社 JEPLAN Holdings. It shall be described as JEPLAN Holdings, INC. in English.

Section 2. (Purpose)

This Company aims to engage in the following businesses and to control or manage the business activities of domestic companies or foreign companies equivalent to them through the ownership of stocks or shares in such companies, as well as to engage in the following businesses:

1)	The purchase and sale and trade of the following goods:

a.	Hydrocarbon fuel and its ingredients

b.	Chemical products and their materials and ingredients

c.	Textile products and their materials

d.	Foods and other agricultural, forestry, livestock and fishery products, and goods of the foregoing

2)	Business of research, development, production, manufacturing, processing, collection, delivery, disposal and recycling of any of the foregoing goods

3)	Business regarding sales marketing for related to each item in (1)

4)	Business related to research, development, installation work, lease and upkeep of machinery related to each item in (1)

5)	Business related to design, procurement, construction, operation, sale, lease, maintenance and upkeep of equipment and facility related to each item in (1)

6)	Business related to development, acquisition, use, maintenance, lease and sale of intellectual properties, including industrial property rights, copyrights, publication rights, rights neighboring on copyright, and other intangible property rights as well as character goods, know-how, software, etc.

7)	Business related to Internet and other telecommunication network, services providing information using electric technologies and services collecting information as referred to in the preceding items.

8)	Restaurant business and business related to the purchase and sale of wine, beer and other alcoholic beverages, beverages for pleasure, soft drinks and other beverages, and confectionery

9)	Business related to planning, publicity and advertising, and managing of various events

10)	Used goods trading business and related business, including warehousing and the forwarding businesses of land transportation, maritime transportation, air transportation

11)	Agent services, brokerage services and wholesale services of any of the foregoing items

12)	Consulting services regarding any of the foregoing items

13)	Any and all business related to any of the foregoing items

Section 3. (Principal Place of Business)

This Company shall have the principal place of business in Kawasaki City, Kanagawa Prefecture.

Section 4. (Method of Public Notice)

The public notice of this Company shall be made by publication in The Nikkan Kogyo Shimbun.

ARTICLE II

Stock

Section 5. (Total Number of Authorized Shares)

The total number of authorized shares of this Company shall be 360,000 shares.

Section 6. (Restriction on Stock Transfer)

Transfer of stock of this Company shall require the approval of the Stockholders meetings.

Section 7. (Restriction on Stock Transfer)

Transfer of stock of this Company shall require the approval of a majority of the directors.

Section 8. (Stockholder Registry Administrator)

This Company shall have a stockholder registry administrator.

2. A majority of the directors by its determination shall select a stockholder registry administrator and the place of his/her administration.

3. This Company’s stockholder registry and original registry of share acquisition rights shall be kept at the place of the administration of the stockholder registry administrator, this Company shall cause the stockholder registry administrator to make entry into, or recordation of, stockholder registry and original registry of share acquisition right registration and this Company shall not handle any of the foregoing.

Section 9. (Record Date)

This Corporation shall deem those stockholders entered or recorded in the final stockholder registry as of the last day of each business year as the stockholders who will be entitled to exercise their rights at the ordinary general stockholders meeting regarding that business year.

2. In addition to the foregoing subsection or otherwise prescribed by the Articles of Incorporation, if it becomes necessary, this Corporation, with prior notice and by the affirmative vote of a majority of the directors, may deem those stockholders or registered stock pledgee entered or recorded in the final stockholder registry as of certain date as the ones who are entitled to exercise their rights as stockholders or registered stock pledgees.

ARTICLE III

Meetings of Stockholders

Section 10. (Matters to be Decided at Stockholders Meeting)

Stockholders meetings shall adopt those matters which are prescribed by the Companies Act and corporate organization, operation, administrations and other all of the matters related to stock companies.

Section 11. (Time to Convene a Stockholders Meeting)

The ordinary general meeting of stockholders of this Company shall be convened within three months after the last day of every business year, and an extraordinary general meeting of stockholders shall be convened when it becomes necessary.

Section 12. (Person Who May Convene a Meeting, and Chair)

Unless otherwise set forth by law, a meeting of stockholders shall be convened by the Representative Director, and the Representative Director shall serve as chair. Provided that if the director is not available due to an accident, other directors designated by a certain order determined by the affirmative vote of a majority of the directors shall substitute this Representative Director.

Section 13. (Required Vote for Resolution)

A special resolution (those resolutions set forth in Section 309(2) of the Companies Act) shall be adopted by the affirmative vote of at least two thirds of shares present at a meeting of stockholders where stockholders who own more than one third of the shares of stock entitled to vote are present.

2. Unless otherwise prescribed by law or set forth in the Articles of Incorporation, any resolutions other than those set forth in the foregoing subsection at a meeting of stockholders shall be adopted by the affirmative vote of a majority of the shares represented by stockholders who are present and entitled to vote.

Section 14. (Vote by Proxy)

A stockholder may exercise his/her/its voting rights by appointing another stockholder who has a voting right of this Company as his/her/its proxy.

2. In the foregoing case, a stockholder or his/her/its proxy must submit to this Company a document evidencing the proxy power at each meeting of stockholders.

ARTICLE IV

Directors

Section 15. (Number of Directors)

The number of directors of this Company shall not be more than five.

Section 16. (Procedure to Elect Directors)

Directors shall be elected by a resolution adopted at a stockholders meeting.

2. The resolution to elect directors described in the foregoing subsection shall require approval of a majority of the shares represented and voting at a meeting at which the stockholders who hold at least one third of the shares entitled to vote were present. A resolution to elect directors shall not require cumulative voting.

Section 17. (Term of Director)

A director’s term expires at the conclusion of the last stockholders meeting regarding the business year ended within one year after the election of such director.

Section 18. (Representative Director)

When this Company has multiple directors, One Representative Director shall be elected by mutual election among the directors. When this Company has only one director, this director shall serve as the Representative Director.

2. The Representative Director shall represent the company and execute business of the company. Directors.

Section 19. (Director Compensation etc.)

Compensation etc. (meaning the Remunerations prescribed by Article 361 of the Companies Act) shall be determined by a resolution adopted at a stockholders meeting.

ARTICLE V

Accounting

Section 20. (Business Year)

The business year of this Company shall begin on January 1 and end on December 31 each year.

Section 21. (Dividend)

This Company may distribute surplus to stockholders or registered stock pledgees who are entered into or recorded in the last stockholders registry as of the last day of each business year.

Section 22. (Statute of Limitations regarding Dividend etc.)

This Company shall be relieved from payment obligation should the Dividend not be received by a stockholder or registered stock pledgee after three years since the date when the payment is completed.

2. No interest shall accrue on the unpaid Dividend.

ARTICLE 6

Supplementary Provisions

Section 23. (Amount of Asset Contribution at the Time of Establishment)

The amount of asset contributed at the time of establishment of this Company shall be 2,000,000 yen in cash.

Section 24 (Amount of Capital Stock after Establishment)

The amount of the capital stock of this Company after establishment shall be 2,000,000 yen in cash.

Section 25. (First Business Year)

The first business year of this Company shall be from the date of its establishment until December 31, 2023.

Section 26. (Directors at the Time of Establishment)

The directors at the time of establishment of this Company shall be as follows:

Director at the Time of Establishment: Masaki Takao

Section 27. (Names of Promoters and Others)

The names of the promoters, their addresses, the number of shares allocated to them at the time of establishment, and the amount of money to be paid in exchange for the shares are as follows:

Promoter: JEPLAN, Inc.

Address: 12-2 Ogimachi, Kawasaki-ku, Kawasaki City, Kanagawa Prefecture

Shares Allocated: 40 share

Amount of Money: 2,000,000 yen

Section 28. (Compliance with Laws and Regulations)

All matters not provided for in this Articles of Incorporation shall be governed by the Companies Act and other applicable laws and regulations.

Section 29.

On the day one week after the date of incorporation of this Company, Articles 23 through 27 shall be deleted and Article 28 shall become Article 23 and this Article shall be deleted.

Masami Katsuo, a judicial scrivener, shall create this Articles of Incorporation and e-sign hereto on behalf of this Company in order to establish JEPLAN Holdings, Inc.

Date: May 29, 2023

Promoter: JEPLAN, Inc.

Representative Director: Masaki Takao

Masami Katsuo, a judicial scrivener, on behalf of JEPLAN, Inc.